Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 31st day of October 2008 (and effective as of April 15, 2008 for purposes of Section 6 hereof), is entered into by NitroMed, Inc., a Delaware corporation with its principal place of business at 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421 (the “Company”), and Jane A. Kramer, having an address of 30 Baskin Road, Lexington, Massachusetts 02421 (“Consultant”), for the purpose of setting forth the exclusive terms and conditions by which Company desires to acquire Consultant’s services on a temporary basis.

INTRODUCTION

WHEREAS, Consultant represents that she possesses valuable knowledge and experience in providing consulting services of the kind required by the Company; and

WHEREAS, Company desires to obtain Consultant’s agreement to provide such consulting services for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Company and Consultant hereby agree as follows:

1.                                       Services.

1.1                                 Description of Services.  Consultant agrees to perform for Company certain services assigned to Consultant by Company, in Company’s sole discretion, including, but not limited to, consulting, advisory and other services related to the Company’s investor relations and corporate communications functions (the “Services”).  These Services are to be performed by Consultant only at the specific request of Company and are subject to the limits specified herein, including without limitation Section 1.2 hereof.

1.2.                              Non-competition. During the Term (as defined below), Consultant shall not engage in any activity that has a conflict of interest with Company, including any competitive employment, business, or other activity, and Consultant shall not assist any other person or organization that competes, or intends to compete, with Company.

2.                                       Term.  The term of consultancy shall continue in force through April 30, 2009 (the “Term”), provided, however, that the Term may be extended for additional periods of up to three months each with the written consent of Consultant and Company and, provided further, that the Term may be sooner terminated pursuant to Section 4.

3.                                       Compensation.

3.1                                 Fees.  In exchange for the full, prompt, and satisfactory performance of all Services to be rendered to Company hereunder, Company shall pay Consultant, as full and complete consideration for Consultant’s performance of the Services, at a rate of one hundred seventy-five dollars ($175.00) per hour, payable within thirty (30) days after receipt of Consultant’s invoice, which shall be sent to: NitroMed, Inc., Attn: Kevin G. Sarney, Controller, 45 Hayden Avenue, Suite 3000, Lexington, MA 02421.  The parties acknowledge and agree that the compensation set forth herein represents the fair market value of the Services to be provided by Consultant, negotiated in an arms-length transaction, and has not been determined in a manner which takes into account the volume or value of referrals or business, if any, that may otherwise be generated between Company and Consultant.

3.2                                 Reimbursement of Expenses.  Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with, or related to, the performance of the Services under this Agreement.  Consultant shall submit to Company itemized statements, in a form satisfactory to Company, of such expenses incurred.  Company shall pay to Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.

3.3                                 Benefits.  Consultant shall not be entitled to receive any other compensation or any benefits, coverages or privileges, including, without limitation, social security, medical or pension payments, made available to employees of Company.  Except as otherwise required by law, Company shall not withhold any sums or payments made to Consultant for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Consultant’s responsibility.  Company shall issue a Form 1099 to Consultant at the appropriate time.  Further, Consultant understands and agrees that the Services are not covered under the unemployment compensation laws and are not intended to be covered by workers’ compensation laws.

4.                                       Termination.  Either party may, without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations under this Agreement, terminate the Term upon ten (10) business days’ prior written notice to the other party.  In the event of such termination, Consultant shall, upon request, perform such work as may be requested to transfer work in process to Company or to a party designated by Company.  Further, in the event of such termination, Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2.  Such payments shall constitute full settlement of any and all claims of Consultant of every description against Company.  Notwithstanding the foregoing, Company may terminate the Term, effective immediately upon receipt of written notice, if Consultant breaches or threatens to breach any provision of Section 6.  The provisions of Sections 4, 6, 7 and 12 hereunder shall survive the termination of this Agreement.

5.                                       Cooperation.  Consultant shall use its best efforts in the performance of its obligations under this Agreement.  Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform its obligations hereunder.  Consultant shall cooperate with Company’s personnel, shall not interfere with the conduct of Company’s business and shall observe all rules, regulations and security requirements of Company and of any relevant state and federal authorities.

6.                                       Inventions and Proprietary Information.

6.1                                 Inventions.

(a)                                  All inventions, discoveries, ideas, computer programs, data, technology, designs, works, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) arising out of information gained or services performed under this Agreement, which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others, and whether during normal business hours or otherwise, during the Term or thereafter, shall be the sole property of Company.  Consultant hereby assigns to Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere, and appoints any officer of Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Consultant also hereby waives all claims to moral rights in any Inventions.  Upon the request of Company and at Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Company and to assist Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The assignments will survive the termination of the Term.  Consultant agrees to assist Company without charge and for as long as may be necessary (but at Company’s expense):  (1) to obtain for Company’s benefit, patents, mask works, trademarks, copyrights and other protection for such Inventions in all countries, and (2) in any controversy or legal proceeding relating to Inventions.

(b)                                 The Consultant shall promptly disclose to Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of Company at all times.

6.2                                 Proprietary Information.

(a)                                  Consultant acknowledges that its relationship with Company is one of high trust and confidence and that in the course of Consultant’s engagement with Company, it may receive, produce or otherwise be exposed to Company’s Proprietary Information (as defined herein).  For purposes of this Agreement, Proprietary Information shall mean Company’s proprietary or confidential information, including, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by Company, including without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee or consultant list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of its Service during the Term, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form and all derivatives, improvements and enhancements to any of the above (including those derivatives, improvements and enhancements that were created or developed by Consultant under this Agreement) in addition to all information Company receives from others under an obligation of confidentiality.  Proprietary Information shall also include all other information considered to be confidential by Company and all information which has not been made public.

(b)                                 Consultant acknowledges that the Proprietary Information is the sole, exclusive and extremely valuable property of Company.  Accordingly, Consultant agrees, during the Term and thereafter, (i) to hold the Proprietary Information in strict confidence and to protect such Proprietary Information from disclosure using a reasonable degree of care, (ii) to segregate all Proprietary Information from information of other companies, (iii) not to reproduce any Proprietary Information without Company’s prior written consent, (iv) not to use the Proprietary Information except in the performance of this Agreement, (v) not to use the Proprietary Information for its own benefit or the benefit of any person or entity other than Company, and (vi) not to divulge all or any part of the Proprietary Information in any form to any third party.

(c)                                  Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of Company.

(d)                                 Upon termination or expiration of this Agreement for any reason, or at any time upon request by Company, Consultant agrees to cease using and to promptly return to Company all whole and partial copies and derivatives of the Proprietary Information and any other information relating to the business of Company, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(e)                                  Consultant shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information or any trade secrets received by Consultant from third parties. Consultant warrants and represents that its performance of all the terms of this Agreement does not and will not breach any agreement entered into by Consultant with any other party, and Consultant agrees not to enter into any agreement, oral or written, in conflict herewith.  In addition, Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees that it owes Company and such third parties, during the Term and thereafter, regardless of the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out its work for Company consistent with Company’s agreement with such third party) or to use such information for the benefit of anyone other than for Company or such third party (consistent with Company’s agreement with such third party).

(f)                                    Consultant acknowledges that Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  Consultant agrees to be bound by all such obligations and restrictions that are known to it and to take all action necessary to discharge the obligations of Company under such agreements.

6.3                                 Remedies.  Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to Company for which Company cannot be adequately compensated by monetary damages alone.  Consultant agrees, therefore, that, in addition to any other remedy it may have, Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.                                       Independent Contractor Status.

7.1                                 Company and Consultant expressly agree and understand that Consultant is an independent contractor and nothing in this Agreement nor the Services rendered hereunder is meant, or shall be construed in any way or manner, to create between them a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of the Agreement.  Accordingly, Consultant acknowledges and agrees that Consultant shall not be entitled to any benefits provided by Company to its employees.  In addition, Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes, for all employment and disability insurance and for social security and other similar taxes with respect to any compensation provided by Company hereunder.  Consultant further agrees that if Company pays or becomes liable for such taxes or related civil penalties or interest as a result of Consultant’s failure to pay taxes or report same, or due to Company’s failure to withhold taxes, Consultant shall indemnify and hold Company harmless for any such liability.  Consultant shall assume and accept all responsibilities which are imposed on consultants or independent contractors by any statute, regulation, rule of law, or otherwise.  Consultant is not the agent of Company and is not authorized and shall not have the power or authority to bind Company or assume or create any liability or obligation, express or implied, on behalf of, or in the name of, Company or act on behalf of Company.  At no time shall Consultant represent that it is an agent of Company, or that any of the views, advice, statements and/or information that may be provided while performing the Services are those of Company.

7.2                                 While Company is entitled to provide Consultant with general guidance to assist Consultant in completing the scope of work to Company’s satisfaction, Consultant is ultimately responsible for directing and controlling the performance of the task and the scope of work, in accordance with the terms and conditions of this Agreement.  Consultant shall use its best efforts, energy and skill in its own name and in such manner as it sees fit.

8.                                       Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective when served by personal delivery, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.                                       Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.  All other negotiations and agreements (written or oral) between the parties are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.  Provided, however, that nothing in this Agreement shall amend, diminish, supplement or otherwise affect any previous agreements, if any, between the parties with respect to the disclosure or use of information covered by such agreement, which shall remain in full force and effect in accordance with its terms.

11.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both Company and Consultant. This Agreement does not create an obligation on Company to continue to retain Consultant beyond the Term.

12.                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

13.                                 Successors and Assigns.  Company shall have the right to assign this Agreement to its successors and assigns and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns.  Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company and this Agreement shall be binding upon Consultant’s heirs, executors, administrators and legal representatives.

14.                                 Debarment.  Consultant represents and warrants that Consultant is not under investigation by the Food and Drug Administration (FDA), or equivalent authority outside the United States, for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, or any equivalent law or regulation applicable outside the United States, or has been convicted or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, and Consultant agrees to notify Company immediately upon any inquiry concerning, or the commencement of any such proceeding concerning, Consultant.

15.                                 Government Approval.  If Consultant is an employee of a federal or state government agency, Consultant represents and warrants that such federal or state government agency has authorized Consultant to provide the Services and to be compensated for the provision of such Services.

16.                                 Miscellaneous.

16.1                           No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2                           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3                           Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

NITROMED, INC.

By:	/s/ Kenneth M. Bate

Name:	Kenneth M. Bate

Title:	President and Chief Executive Officer

CONSULTANT

By:	/s/ Jane A. Kramer

Name:	Jane A. Kramer